Exhibit 99.1

New Data Demonstrates Talabostat's Anti-Tumor and Anti-Metastatic
Properties in Preclinical Osteosarcoma Models

   Presented at the International Society for Biological Therapy of
                         Cancer Annual Meeting

    BOSTON--(BUSINESS WIRE)--Oct. 30, 2006--Point Therapeutics, Inc. (NASDAQ: POTP) presented new data in an osteosarcoma model demonstrating that mice treated with talabostat had a four- fold decrease in the number of primary tumors compared to saline treatment. In a separate experiment in the study, mice treated with talabostat had a 20-fold decrease in the number of gross metastatic lung nodules compared to saline treatment. The studies, conducted in the laboratory of Dr. Lee J. Helman, in the Pediatric Oncology Branch of the National Institutes of Health, were presented at the 21st Annual Meeting of the International Society for Biological Therapy of Cancer (iSBTC) Development in Los Angeles, CA this past Saturday.

    Osteosarcoma is the most common pediatric bone cancer in the United States. According to a 2002 article in the Journal of Oncology, advances in surgery and chemotherapy have led to cure rates approaching 70% for children who present with localized disease. However, children who present with metastatic disease have only a 20% survival rate.

    In one experiment, talabostat was shown to decrease the growth of primary tumors. Mice were injected intramuscularly with a murine osteosarcoma cell line and treatment with either talabostat or saline began the following day. Mice treated with talabostat had a marked reduction in the development of primary tumors. Only two out of 10 mice treated with talabostat went on to form tumors whereas eight out 10 mice treated with saline formed tumors.

    In a separate experiment, mice were injected in the tail vein with the murine osteosarcoma cell line to assess talabostat's anti-metastatic properties. Post injection, mice were treated with either talabostat or saline. After 24 days, mice treated with talabostat had a 20-fold decrease in the number of gross metastatic lung nodules compared to the control group (p less than 0.01).The experiment was also performed as a survival study and revealed that mice treated with talabostat had a marked increase in mean survival time--83.0 days versus 46.9 days (p less than 0.01) in control mice.

    "Point was very pleased with these results," said Dr. Barry Jones, Senior Vice President and Chief Scientific Officer. "The National Cancer Institute is currently conducting a Phase 1 clinical study of talabostat in pediatric patients with solid tumors, including sarcomas. These preclinical findings provide additional support for that study."

    Researchers also investigated the role talabostat's mechanism of action played in the drug's anti-cancer activity in osteosarcoma. Talabostat is believed to employ a dual mechanism of action by (1) targeting a dipeptidyl peptidase (DPP) called fibroblast activation protein (FAP) that is uniquely expressed in the tumor stroma while (2) concurrently stimulating the immune system through the inhibition of DPP 8 and 9, enabling the body to promote its natural ability to attack tumors. Researchers were interested in assessing the relevant importance of FAP inhibition versus immune stimulation in this particular model.

    Interestingly, it appears in the osteosarcoma model, that while talabostat's anti-tumor effect may involve FAP inhibition, immune stimulation played a significant role in preventing tumor formation and was found to be critical for the observed anti-metastatic activity. In one experiment, mice with equal osteosarcoma tumor burdens were treated with one of three options--talabostat, saline or PT-630. PT-630 is an additional DPP inhibitor in Point's pipeline that is known to inhibit FAP, but does not cause immune stimulation. While PT-630 did lead to an intermediate decrease in tumor burden (p=0.03), mice treated with talabostat experienced a marked decrease in tumor volume (p less than 0.01).

    Likewise, in mice with a severely compromised immune system, the anti-metastatic properties of talabostat were markedly reduced compared to mice with fully functioning immune systems (two-fold decrease versus 20-fold decrease in lung nodules). And while immune deficient mice treated with talabostat did experience a survival benefit, it was much lower than the survival of the immune competent mice (averages of 6.2 days versus 36.1 days).

    Further investigation of talabostat's immunostimulatory properties in mice bearing established osteosarcoma tumors also demonstrated that mice treated with talabostat had increased numbers of activated CD4 T-cells and myeloid dendritic cells in the lymph nodes. These findings suggest that CD4 and myeloid dendritic cells are key components of the immune response that mediate talabostat's anti-tumor activity (p less than 0.05).

    "The studies conducted in Dr. Helman's lab are quite interesting and further our preclinical understanding of talabostat's role as an anti-cancer agent. We have now shown in preclinical models that in addition to directly inhibiting tumor growth, talabostat has anti-metastatic activity," explained Dr. Barry Jones. "This work also advances our understanding of how talabostat's mechanism of action works in different tumor models, underscoring the potential importance of having an anti-cancer agent that can work via two different pathways."

    A copy of the poster is available on the Company's Web site, www.pther.com.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a portfolio of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Point is currently studying its lead product candidate, talabostat, in two Phase 3 double blind placebo-controlled trials in non-small cell lung cancer. Point is also studying talabostat in several Phase 2 trials, including as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, in combination with rituximab in advanced chronic lymphocytic leukemia, and in combination with gemcitabine in metastatic pancreatic cancer.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements with respect to the company's preclinical and clinical development programs, including potential mechanisms of action, particular properties of talabostat, and the timing of initiation and completion of its clinical trials. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including the risk factors described in Point's quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on August 9, 2006, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications